Exhibit 16

September 8, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Community Savings and, under the date of December 3, 2015, we reported on the financial statements of Community Savings as of and for the fiscal years ended June 30, 2015 and 2014. On April 30, 2016, we were dismissed. We have read the statements included under Change in Accountants in the registration statement on Form S-1 dated September 9, 2016 filed by Community Savings Bancorp, Inc., and we agree with such statements, except we are not in a position to agree or disagree with the statements that 1) prior to engaging Suttle & Stalnaker, PLLC (“Suttle”), Community Savings did not consult with Suttle during the fiscal years ended June 30, 2016 and 2015 on the application of accounting principles to a specified transaction, either completed or proposed, or the type of opinion that might be rendered on Community Savings financial statements, or any matter that was the subject or a disagreement or a reportable event as those terms are defined in Item 304(a)(1) of Regulation S-K and the related instructions, and 2) the engagement of Suttle was approved by the audit committee of the board of directors of Community Savings.

Sincerely,

S.R. Snodgrass, P.C.

S.R. Snodgrass, P.C. • 2100 Corporate Drive, Suite 400 • Wexford, Pennsylvania 15090-7647 • Phone: (724) 934-0344 • Facsimile: (724) 934-0345